Exhibit (d)(1)

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BBH TRUST

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”), which amends and restates the Investment Advisory, entered into on June 14, 2018, is entered into on December 10, 2025 between BBH Trust, a Delaware statutory trust (the “Trust” or the “Investment Company”), on behalf of each of its series from time to time listed on Exhibit A hereto (each a “Fund”), severally and not jointly, and Brown Brothers Harriman & Co., through its separately identifiable department, Brown Brothers Harriman Mutual Fund Advisory Department (the “Investment Adviser” or the “SID”). As of January 1, 2026, any reference to the Agreement shall refer to the Agreement as amended and restated hereby.

WHEREAS, the Investment Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Company had previously entered into an agreement with Investment Adviser to provide investment advisory and administrative services to the Funds; and

WHEREAS, the Investment Company has entered into a separate agreement with the Investment Adviser to provide for the administration of the day to day affairs of the Investment Company and each Fund; and

WHEREAS, the Investment Company wishes to retain the Investment Adviser to render investment advisory services to the Funds , and the Investment Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.         Appointment as Investment Adviser. The Investment Company hereby appoints the Investment Adviser as its investment adviser to the Funds, subject to the general supervision of the trustees of the Investment Company (the “Trustees”), for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointments and agrees to render the services and assume the obligations set forth in this Agreement, for the compensation provided herein.

2.         Responsibilities as Investment Adviser. Subject to the general supervision of the Trustees, the Investment Adviser shall manage the investment operations of each Fund and the composition of each Funds' portfolios of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with each Fund's investment objective and policies as stated in its Prospectus (as defined in paragraph 5 of this Agreement) and subject to the following understandings:

A.	the Investment Adviser shall furnish a continuous investment program for each Fund's portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by each Fund, and what portion of the assets will be invested or held uninvested as cash; provided, however, the Investment Adviser may employ or contract with such person, persons, corporation or corporations at its own cost and expense and subject to its supervision and oversight as it shall determine in order to assist it in carrying out its responsibilities under this Agreement; provided, further, that, with respect to the BBH Partner Fund - International Equity, and any other Funds deemed “Partner Funds”, the Investment Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense and subject to its supervision as it shall determine in order to assist it in carrying out its responsibilities under this Agreement.

B.	the Investment Adviser shall use the same skill and care in the management of each Fund's portfolio as it uses in the administration of other accounts for which it has investment responsibility as investment adviser and agent;

C.	the Investment Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Investment Company's Agreement and Declaration of Trust and By-Laws and the Prospectuses of each Fund and with the instructions and directions of the Trustees and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations including, without limitation, the regulations and rulings of the New York State Banking Department;

D.	the Investment Adviser shall determine the securities to be purchased, sold or lent by each of the Funds and as agent for the Funds will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and or dealers the Investment Adviser intends to seek best price and execution for purchases and sales; the Investment Adviser shall also make recommendations regarding whether or not the Funds shall enter into repurchase or reverse repurchase agreements and interest rate futures contracts. On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other customers, the Investment Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other customers;

E.	the Investment Adviser shall maintain books and records with respect to the Funds' securities transactions and shall render to the Trustees such periodic and special reports as the Trustees may reasonably request; and

F.	the investment management services of the Investment Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others.

3.         Fees and Expenses. In connection with the services rendered by the Investment Adviser under this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than those assumed by the Investment Company, as set forth in subsections (a) through (m), below. As full compensation for the services provided, the facilities furnished and the expenses borne pursuant to this Agreement (other than as set forth in subsections (a) through (m), below), the Investment Adviser shall receive a fee from each Fund equal to the percentage per annum of the average daily net assets of such Fund set forth on Exhibit A hereto. The fees set forth on Exhibit A shall be computed based on the net assets of each Fund as of 4:00 P.M. New York time on each business and will be paid monthly during the succeeding calendar month. In the event the expenses of any Fund for any fiscal year (including the fees payable to the Investment Adviser, but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of such Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdiction in which Shares of such Fund are then qualified for offer and sale, the compensation due to the Investment Adviser hereunder will be reduced by 50% of the amount of such excess, or if such excess expenses exceed the amount of the fees payable to the Investment Adviser, the Investment Adviser shall reimburse such Fund for 50% of the amount by which such expenses exceed such fees. Any reduction in the fee payable and any payment(s) by the Investment Adviser to the Funds shall be made monthly and subject to readjustment during the year.

The following fees and expenses will be borne directly by the Investment Company:

(a)         the fees and expenses of the Investment Adviser or expenses otherwise incurred for a Fund in connection with the management of the investment and reinvestment of its assets;

(b)         the fees and expenses of Trustees of the Investment Company who are not affiliated persons of the Investment Adviser or of an investment company in which a Fund invests its investable assets;

(c)         the fees and expenses of a Fund's custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records of the Fund not being maintained by the Investment Adviser or any sub- administrator, (iii) the pricing of the shares of the Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Investment Company, and (iv) the cashiering function in connection with the issuance and redemption of a Fund's securities;

(d)         the fees and expenses of a Fund's transfer agent and shareholder servicing agent, which relate to the maintenance of each shareholder account and the fees and expenses of any eligible institution;

(e)         the charges and expenses of legal counsel and independent accountants for the Investment Company and each Fund;

(f)          brokers' commissions and any issue or transfer taxes chargeable to a Fund in connection with its securities transactions;

(g)         all taxes and corporate fees payable by the Investment Company and/or. each Fund to federal, state or other governmental agencies;

(h)         the fees of any trade association of which the Investment Company may be a member;

(i)          the cost of certificates, if any, representing shares of each Fund;

(j)          the fees and expenses involved in registering and maintaining registrations of the Investment Company and of Fund shares with the Commission, registering the Investment Company as a broker or dealer and qualifying Fund shares under state securities laws, including the preparation and printing of the Investment Company's registration statements and Fund prospectuses for filing under federal and state securities laws for such purposes;

(k)         the cost of any liability insurance or fidelity bonds;

(1)         allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports and prospectuses to Fund shareholders in the amount necessary for distribution to shareholders; and

(m)        litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business of the Investment Company or any Fund. General expenses of the Investment Company shall be allocated among each Fund and each Fund's classes, as the case may be, on the basis of relative net assets and direct expenses shall be charged directly to the respective Fund and each Fund's classes, as the case may be.

4.         Delivery of Documents, Amendments and Supplements. The Investment Company has delivered copies of the following documents to the Investment Adviser and will promptly notify and deliver all future amendments and supplements, if any:

(a)           Agreement and Declaration of Trust of the Investment Company and any amendments thereto (such Agreement and Declaration of Trust and any amendments thereto, as presently in effect and further amended from time to time, are herein called the “Organizational Documents” with respect to each Fund);

(b)         By-Laws of the Investment Company (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”);

(c)          Certified resolutions of the Trustees of the Investment Company authorizing the appointment of the Investment Adviser and approving the form of this Agreement; Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the “Registration Statement”) as filed with the Commission relating to the Investment Company and the Funds' shares, and all amendments thereto;

(d)         Notification of Registration of the Investment Company under the 1940 Act on Form N-8A as filed with the Commission; and

(e)         Prospectuses of the Funds (such prospectuses, as presently in effect and as amended or supplemented with respect to the Funds from time to time, are herein called the “Prospectuses”).

In addition, during the term of this Agreement, the Investment Company agrees to furnish to the Investment Adviser at its principal office all proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of a Fund or the public, which refer in any way to the Investment Adviser or any affiliate of the Investment Adviser that it may employ or contract in order to assist it in carrying out its responsibilities under this Agreement, prior to use thereof and not to use such material if the Investment Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. The Investment Company shall furnish or otherwise make available to the Investment Adviser such other information relating to the business affairs of the Investment Company and each Fund as the Investment Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

5.         Books and Records. The Investment Adviser shall keep the Funds’ books and records that are required to be maintained. The Investment Adviser agrees that all records that it maintains for each Fund is the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Investment Adviser with respect to the Funds by Rule 31a-1 under the 1940 Act.

6.         Term of Agreement. This Agreement shall continue in effect for two years from its effective date with respect to any Fund, as set forth on Exhibit A, and thereafter only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to any Fund by the Investment Company at any time, without the payment of any penalty, by vote of a majority of all the Trustees or by “vote of a majority of the outstanding voting securities” of the Fund on 60 days written notice to the Investment Adviser, or by the Investment Adviser at any time, without the payment of any penalty, on 90 days written notice to the Investment Company. This Agreement will automatically and immediately terminate in the event of its “assignment” as defined in the 1940 Act.

7.         Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Investment Adviser shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees, from time to time, have no authority to act for or represent the Funds or the Investment Company in any way or otherwise be deemed an agent of the Funds or the Investment Company.

9.         Scope of Services. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Investment Adviser who may also be an officer or employee of the Investment Company to engage in any other business or to devote his time and attention in part to the management, administration, as the case may be, or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Investment Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10.       Amendment of Agreement. This Agreement may be amended by mutual consent, provided that any material amendment hereto shall be approved (a) by vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by “vote of a majority of the outstanding voting securities” of a Fund to the extent required by the 1940 Act .

11.       Terms. As used in this Agreement, the terms “assignment,” “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings assigned to them respectively in the 1940 Act.

12.       Notices. Any notice or other communication to be given pursuant to this Agreement shall be in writing and shall be duly given if delivered or mailed by registered mail, postage prepaid to:

(a)         In the case of the Investment Adviser, 140 Broadway, New York, New York 10005, Attention: Office of the General Counsel, or at such other address or to such other individual as shall be specified by the Investment Adviser.

(b)         In the case of BBH Trust, 140 Broadway, New York, New York 10005, Attention: President, or at such other address or to such other individual as shall be specified by the Investment Company.

13.       Authorization; No Personal Liability. The Trustees have authorized the execution of this Agreement, in their capacity as Trustees and not individually, and the Investment Adviser agrees that neither the shareholders of each Fund nor the Trustees nor any officer, employee, representative or agent of any Fund shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Investment Company, that the shareholders of each Fund, the Trustees, officers, employees, representatives and agents of the Investment Company shall not be personally liable hereunder, and that the Investment Adviser shall look solely to the property of the Investment Company for the satisfaction of any claim hereunder.

14.       Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

15.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.       Separation of Assets and Liabilities. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.

BBH Trust

By:	/s/ Charles Schreiber
Name:	Charles Schreiber
Title:	Vice President

Brown Brother Harriman & Co., through its separately identifiable department, Brown Brothers Harriman Mutual Fund Advisory Department

By:	/s/ Daniel Greifenkamp
Name:	Daniel Greifenkamp
Title:	President

ANNUAL FEE SCHEDULE

(effective January 1, 2026)

Fund	Advisory and Administrative Fee Rate (as percentage of average daily net assets)
BBH Select Large Cap ETF	0.62% on the first $3 billion 0.57% on amounts over $3 billion
BBH Select Mid Cap ETF	0.72% on the first $1 billion 0.67% on amounts over $1 billion
BBH Partner Fund-International Equity	0.57% on the first $3 billion 0.52% on amounts over $3 billion
BBH Intermediate Municipal Bond Fund	0.37% on the first $2.5 billion 0.32% on amounts over $2.5 billion